Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Lizanne Wentz	Chris Getman (215) 925-9901
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION ELECTS ARMANDO ANIDO
TO ITS BOARD OF DIRECTORS

EXTON, PA, August 11, 2003 — Adolor Corporation (Nasdaq: ADLR) announced today the election of Armando Anido to Adolor’s Board of Directors. Mr. Anido, is the senior vice president, sales and marketing and a member of the Executive Committee of MedImmune, Inc. (Nasdaq: MEDI).

“Armando’s experience in building some of the most successful sales and marketing teams in the pharmaceutical industry will be invaluable to Adolor, and we look forward to drawing upon his extensive commercial background,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “We are delighted to have him join the board to assist in guiding the further development of Adolor.”

Mr. Anido has over twenty years of experience in the healthcare industry, during which time he has launched over 10 prescription medications in several therapeutic areas. He joined MedImmune, Inc. in 1999, where he serves as senior vice president sales and marketing. Prior to that, Mr. Anido was with GlaxoWellcome, Inc., where he held several successive positions, the most recent being vice president, central nervous system marketing. Mr. Anido holds an MBA in Marketing and Finance and a BS in Pharmacy from West Virginia University.

“Adolor’s product portfolio, including a late stage Phase 3 product candidate, alvimopan, and an interesting pipeline in the therapeutic area of pain management represented an exciting opportunity to apply my expertise, and I am pleased to join Adolor’s board of directors at this time in the Company’s development,” commented Mr. Anido.

Effective with Mr. Anido’s appointment, Ellen Feeney will resign her position as board member. Ms. Feeney has served on the Adolor board of directors since its inception in November 1994.

“Ellen has been an integral part of growth and development of the company since its inception. I wish to thank her for the insight, dedication and guidance that she provided for the past nine years,” commented Bruce Peacock.

“It has been a great pleasure for me to have been part of the initial composition of the Adolor Board,” stated Ellen Feeney. “I strongly believe in the natural evolution that a young company makes; from having a board comprised of venture capitalists to a board including seasoned industry executives. I wish Adolor continued success.”

About Adolor Corporation

Adolor Corporation is a development stage biopharmaceutical company engaged in the development of proprietary pharmaceutical products for the treatment of pain and the side effects that are caused by current pain treatments. The Company has a number of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase 3 clinical trials. Adolor’s lead product candidate, alvimopan, is designed to selectively block the unwanted effects of opioid analgesics on the gastrointestinal tract. Alvimopan is a potential first-in-class compound that is being evaluated in acute and chronic indications, including the management of postoperative ileus and for the treatment of bowel dysfunction associated with the chronic use of opioids. In April 2002, Adolor entered into a collaboration agreement with GlaxoSmithKline for the exclusive worldwide development and commercialization of alvimopan for certain indications.
This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Further information about such risks and uncertainties may be found in Adolor’s filings with the Securities Exchange Commission, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003 and Adolor’s Report on Form 10-Q for the quarter ending June 30, 2003, filed August 7, 2003. We >urge you to carefully review and consider the disclosures found in those filings which is available in the SEC EDGAR database at www.sec.gov and from Adolor on its website at www.adolor.com.

        This press release is available on the website http://www.adolor.com.

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